                            ARTICLES OF AMENDMENT TO
                                 ZZAP.NET, INC.


         THE UNDERSIGNED, being the president of ZZAP.NET, INC. does hereby amend its Articles of Incorporation, effective December 10, 1998 as follows:

                                   ARTICLE 1
                                 CORPORATE NAME

         The name of the Corporation shall be High Speed Net Solutions, Inc.

         I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on August 24, 1998 and that the number of votes cast was sufficient for approval.

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on December 10, 1998.

/s/ Michael M. Cimino, Pres.
----------------------------
Michael M. Cimino, President

         The foregoing instrument was acknowledged before me on December 10, 1998 by Michael M Cimino, who is personally known to me.

/s/ Thomas J. Hess
---------------------------
Notary Public:
Print Name:  Thomas J. Hess

My commission expires:     Thomas J. Hess
                           Notary Public, State of Florida
                           Commission No. CC 616081
                           My Commission Exp. 1/26/2001
                           Bonded through Fla. Notary Service & Bonding Co.